Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 74 to Registration Statement No. 002-84776 on Form N-1A of our reports each dated December 21, 2006 relating to the financial statements and financial highlights of Fidelity Advisor Series II, including Fidelity Advisor Value Fund, Fidelity Advisor High Income Advantage Fund, Fidelity Advisor Floating Rate High Income Fund, and Fidelity Advisor High Income Fund (each currently a fund of Fidelity Advisor Series I), appearing in the Annual Report on Form N-CSR of Fidelity Advisor Series II for the year ended October 31, 2006 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP Deloitte & Touche LLP Boston, Massachusetts
June 26, 2007